Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2008 (November 25, 2008 as to the effects of (a) the adoption of FASB Staff Position No. 39-1 and (b) discontinued operations of SunCor) relating to the consolidated financial statements and the consolidated financial statement schedules of Pinnacle West Capital Corporation and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Pinnacle West Capital Corporation’s adoption of Statement of Financial Accounting Standards No. 158 and to the matters described in (a) and (b) above) appearing in the Current Report on Form 8-K of Pinnacle West Capital Corporation dated November 25, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Phoenix, AZ
November 25, 2008
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP